Exhibit 10.4


                             PARTICIPATION AGREEMENT
                                 Gulf of Mexico
                             2007 Multi Well Program

     This Participation Agreement ("Agreement") is made and entered into effective as of the 1st day of November, 2006 by and between LLOG Exploration Offshore, Inc. ("LLOG"), and Ridgewood Energy Corporation ("Ridgewood"). LLOG and Ridgewood are sometimes hereafter referred to collectively as "Parties" and individually as "Party."

                                    RECITALS

     WHEREAS, on October 11, 2006 the Parties have executed that certain Letter Agreement ("Letter Agreement") wherein LLOG and Ridgewood agreed to jointly drill the six (6) OCS Prospects as more fully described on Exhibit "A-1" attached hereto and made a part hereof; and

     WHEREAS, in accordance with the Letter Agreement, LLOG plans to drill, and operate, the six (6) OCS Prospects to the Objective Depths on those Leases defined on Exhibit "A" and Ridgewood hereby agrees to participate with LLOG in the drilling of the six (6) OCS Prospects; and

     WHEREAS, the Parties have agreed to participate in the drilling and evaluation of the Initial Test Well on each Prospect based on the following interests ("Participating Interests");

             LLOG Exploration Offshore, Inc.              33.33%
             Ridgewood Energy Corporation                66.67%


     NOW, THEREFORE, in consideration of the mutual covenants and agreement herein contained, the Parties hereto agree as follows:


1.     DRILLING COSTS / CASING POINT
       -----------------------------

The Parties agree to assume their proportionate share of the costs to drill and evaluate the Initial Test Well ("ITW") for each Prospect based on the Participating Interests set forth above. The costs to drill and evaluate the 1TW to "Casing Point" for each Prospect shall be detailed in an AFE which will be furnished by LLOG no less than forty -five (45) days prior to the anticipated spud for each Prospect. "Casing Point" means that point in time when the applicable ITW for Prospect has been drilled to Objective Depth (as defined on Exhibit "A-1") and after all logs, cores and other approved tests have been conducted which are necessary to reach the decision for further operations, other than plugging and abandoning, in the ITW. It is understood that Casing Point shall include plugging and abandonment costs in the event the ITW is not completed for production or temporarily abandoned in contemplation of further operations. Within five (5) business days of Ridgewood's receipt of each such AFE, Ridgewood will confirm its participation by execution of the applicable AFE. However, Ridgewood shall not be liable to LLOG or suffer any penalty for failure to approve any AFE provided. If Ridgewood does not approve an AFE as provided by LLOG then the applicable Prospect will be dropped from this

Agreement and the terms and provisions of this Agreement will continue and remain in effect for the remaining undrilled Prospects.

The ITW costs shall continue to be shared based on the Participating Interests until the ITW reaches Casing Point or the actual costs to drill and evaluate the applicable Prospect reaches 110% of the approved AFE ("Promote Cap"), whichever occurs first. Thereafter, all further costs of the ITW including but not limited to any sidetrack or completion, and all associated costs including but not limited to jacket, pipeline and facility costs shall be shared on a 50/50 basis by LLOG and Ridgewood.

LLOG, as Operator, shall have the right to require the Parties to pay advances in accordance with the terms of the COPAS attached to the Offshore Operating Agreement ("JOA") attached hereto and made a part hereof as Exhibit "C".


2.     REIMBURSABLE LAND COSTS
       -----------------------

Within fifteen (15) days of execution of each Prospect's applicable AFE, Ridgewood shall reimburse LLOG for its 50% share of the applicable Prospect's "Sunk Land Costs". The Sunk Land Costs are set forth on Exhibit "B" attached hereto.

3.     SUBSTITUTE WELL
       ---------------

If during the drilling of the ITW LLOG encounters impenetrable substances or conditions, including loss of hole due to mechanical difficulties, which in the opinion of a reasonably prudent operator under the same or similar conditions, would render further drilling impracticable or hazardous and the condition prevents further drilling of the ITW, LLOG may commence a "Substitute Well", provided the drilling operations on such Substitute Well are commenced within one hundred fifty (150 ) days after release of the drilling rig from the ITW. However, with respect to such Substitute Well, the Promote Cap applicable to the original AFE shall not be adjusted upward in the event the cumulative costs of the ITW and the Substitute Well, as the case may be, exceed the original Promote Cap.


4.     EARNING EVENT / ASSIGNMENT OF RECORD TITLE
       ------------------------------------------

At such time as the ITW is drilled to Casing Point and Ridgewood has satisfied the monetary obligations set forth in Articles 1 and 2 above, LLOG shall execute and deliver to Ridgewood an Assignment of Record Title Interest delivering to Ridgewood a 50% Record Title Interest in each Lease so earned. The Assignments shall be without warranty of title, either express or implied, except by, through and under LLOG, but not otherwise. Additionally, such Assignment shall be subject to the approval of the authorized officer of the U.S. Mineral Management Service. However, in said Assignment, LLOG shall deliver to Ridgewood the net revenue interest set forth on Exhibit "B" attached hereto attributable to its 50% record title interest.


5.     JOINT OPERATING AGREEMENT
       -------------------------

At such time each ITW reaches Casing Point and Ridgewood earns the interest set forth herein, the relationship of the Parties shall henceforth be governed by the Joint Operating Agreement attached hereto as Exhibit "C". Such JOA shall be deemed a separate agreement for each Lease and at such time as Ridgewood has earned a Lease in accordance with 4 above, LLOG and Ridgewood shall enter into a JOA covering such earned Lease. Such separate JOA shall be identical to the JOA executed herein but in the case where other parties (which parties are listed on Exhibit "A" to the JOA) are participating in the Lease, LLOG shall attempt to have such parties execute the same JOA.


6.     INFORMATION REQUIREMENTS
       ------------------------


During the drilling of the ITW for each Prospect, LLOG shall deliver to Ridgewood the G&G and well information as provided in the applicable JOA.



7.     CONFIDENTIALITY/ PRESS RELEASES
       -------------------------------

The Parties shall adhere to the Confidentiality Provisions, including information relative to press releases, contained in the attached JOA for all operations subject to this Agreement.


8.     CONSENT TO ASSIGN
       -----------------

Ridgewood may not assign any rights under this Agreement without LLOG's prior written consent. At such time as Ridgewood has earned an assignment in a given Lease as set forth herein, the rights and obligations associated with any assignment shall be subject to the applicable JOA. Notwithstanding the above, LLOG hereby waives its right to consent to any future assignment to be made by Ridgewood to one or more of its wholly managed and controlled Drilling Fund LLC(s).

With respect to Ship Shoal Block 81, OCS-G 26056, LLOG and Ridgewood will be joined by a third party, Shoreline Southeast LLC (an affiliate of Shoreline Energy, and hereinafter referred to as "Shoreline"). Shoreline's Participating Interests on Ship Shoal 81 will be 26.67%, which will become 20% at such time as the ITW reaches Casing Point or the Promote Cap, whichever occurs first. Otherwise, Shoreline shall be subject to the identical terms and conditions contained in this Agreement, but applicable only to Ship Shoal 81. Ridgewood's Participating Interests and the interest to be earned upon reaching Casing Point or the Promote Cap shall not be affected as a result of Shoreline's participation.


9.     INDEMNITY / LIABILITY / INSURANCE
       ---------------------------------

With respect to indemnities, liabilities and insurance matters, beginning with the commencement of operations for each ITW and Substitute Well, if applicable, the Parties agree to be bound by and subject to the provisions of the JOA.

10.    TIMELY OPERATIONS
       -----------------

LLOG will diligently and timely move forward in securing a rig(s) necessary to drill the Prospects as soon as possible. LLOG commits to Ridgewood to spud the first Prospect on or before February 1, 2007. LLOG further commits to Ridgewood to having commenced operations on each of the six (6) Prospects by December 31, 2007, subject only to rig availability and obtaining the required permits. However, LLOG's commitment to drill and evaluate drill and evaluate West Delta 67 is contingent of the results of the ITW on the adjacent West Delta Block 68. The Parties will confer immediately upon obtaining the results of the West Delta Block 68 ITW to make that determination. LLOG shall not be liable to Ridgewood or sufer any penalties for failure to spud any Prospect after December 31, 2007.


11.    AUDIT RIGHTS
       ------------

Ridgewood shall have the right of audit for a period of twenty-four (24) months from the end of each calendar year to audit LLOG's records for operations conducted during such year as a result of this Agreement.


12.    LEASE MAINTENANCE PAYMENTS
       --------------------------

The Parties agree to jointly share lease maintenance costs which accrue during the term of this Agreement on a 50/50 basis. LLOG shall make a bona fide effort to make the payments, but shall not be responsible to the other Party for losses or damages resulting from its failure to do so. Upon written request of a non-paying Party, the Party responsible for making the rental payment or minimum royalty payments shall provide proof of payment.


13.    APPLICABLE LAW
       --------------

THE LEASE AND ALL OPERATIONS CONDUCTED BY THE PARTIES SHALL BE SUBJECT TO ALL VALID AND APPLICABLE FEDERAL LAWS, RULES, REGULATIONS AND ORDERS ("FEDERAL LAW"). THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE GENERAL MARITIME LAW OF THE UNITED STATES. TO THE EXTENT REQUIRED BY FEDERAL LAW, THE LAWS OF THE STATE ADJACENT TO THE LEASE SHALL APPLY. THIS AGREEMENT SHALL OTHERWISE BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF LOUISIANA, EXCLUSIVE OF ANY PROVISIONS THAT WOULD DIRECT THE APPLICATION OF THE SUBSTANTIVE LAW OF ANY OTHER JURISDICTION. ANY ACTION PERMITTED BY THIS AGREEMENT TO BE COMMENCED IN COURT SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN FEDERAL OR STATE COURT LOCATED IN HARRIS COUNTY, TEXAS, AND EACH PARTY WAIVES ANY OBJECTION IT MAY HAVE TO THIS VENUE.

In the event this Agreement or the operations, or any part thereof, contemplated hereby are found to be inconsistent with or contrary to any laws, rules, regulations or orders, the laws, rules, regulations or orders shall be deemed to control and this Agreement shall be regarded as modified accordingly and as so modified shall continue in full force and effect.


14.    TERM
       ----

This Agreement shall terminate at such time as all Assignments provided for in
Article 4 have been filed and accepted by the Minerals Management Service. Thereafter all operations to be conducted for the joint benefit of the Parties shall be subject to the applicable JOA.


15.    SECTION HEADINGS
       ----------------

The section headings used herein are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any particular topic are to be found in any particular section.


16.    FORCE MAJEURE
       -------------

All obligations imposed by this Agreement on each Party, except for the payment of money and providing of indemnification, shall be suspended and all periods of time for exercising any rights shall be extended while compliance is prevented, in whole or in part, by a labor dispute, fire, flood, hurricane, war, civil disturbance, or act of God; by laws; by governmental rules, regulations, or orders; by governmental action or governmental delay; by inability to obtain a rig or secure materials; or by any other cause, whether similar or dissimilar, beyond the reasonable control of the Party; provided, however, that performance shall be resumed within a reasonable time after the cause has been removed; and provided further that no Party shall be required against its will to settle any labor dispute.

Whenever a Party's obligations or rights are suspended or extended, the Party shall immediately notify the other Party, giving full particulars of the reason for the suspension or extension, and the Party shall diligently endeavor to remove or correct the cause of the Force Majeure event as soon as reasonably possible.


17.    SUBSEQUENT BURDENS
       ------------------

Any overriding royalty, production payment or net profits interest burden that may be created subsequent to the date of this Agreement ("Excess Burdens"), shall be the sole responsibility and borne out of the interest of the Party creating the burden.


18.    MISCELLANEOUS
       -------------

This Agreement contains and comprises the entire agreement between the Parties regarding the Lease and supersedes any previous negotiations or documents related to it.

This agreement shall be deemed for all purposes as prepared through the joint efforts of the parties and shall not be construed against one party or the other as a result of the preparation, submittal, or other event of negotiation, drafting, or execution hereof.

Any amendments, changes or modifications to the rights and obligations of the Parties shall be in writing and shall be efective only when agreed in writing by all Parties.

This Agreement, together with all of its exhibits, is intended by the Parties to be a complete and final statement of the agreement of the Parties with respect to the subject matter hereof, and supersedes any prior oral or written statements or agreements between the Parties hereto.

In the event of a conflict between the terms and provisions of this Agreement and the JOA, the terms of this Agreement shall control.


19.    NOTICES
       -------

All notices, requests or demands to be given under this Agreement shall be in writing and directed to the persons at the following address/contact information:


     LLOG Exploration Offshore, Inc.           Ridgewood Energy Corporation
     11700 Old Katy Road, Suite 295            11700 Old Katy Road, Suite 280
     Houston, Texas 77079                      Houston, Texas 77079
     Attn: Mr. Thomas A. Burnett               Attention: Mr. Greg Tabor
     Phone: 281.752.1103                       Phone: 281.293.8449
     Fax: 281.752.1190                         Fax: 281.293.7705
     Email thomasb@llog.com                    Email gtabor@ridgewoodenergy.com


IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first set forth above.


                                         LLOG EXPLORATION OFFSHORE, INC.




                                         /s/ Thomas A. Burnett
                                         ---------------------
                                         Thomas A. Burnett
                                         Manager of Business Development
                                         RIDGEWOOD ENERGY CORPORATION


                                         /s/ W. Greg Tabor
                                         -----------------
                                         W. Greg Tabor
                                         Executive Vice President

                                   EXHIBIT "A"
                                  ------------
                   Attached to and made a part of that certain
             Participation Agreement dated November 1, 2006, by and
                    between LLOG Exploration Offshore, Inc.,
                          Ridgewood Energy Corporation
--------------------------------------------------------------------------------


Description of Leases:


     Oil and Gas Lease bearing Serial Number OCS-G 25995, effective May 1, 2004, covering all of Vermilion Block 344, from the United States of America, as Lessor, to LLOG Exploration Offshore, Inc., as Lessee, containing approximately 3,378.08 acres, more or less.


     Oil and Gas Lease bearing Serial Number OCS-G 26056, effective July 1, 2004, covering all of Ship Shoal Block 81, from the United States of America, as Lessor, to LLOG Exploration Offshore, Inc., as Lessee, containing approximately 5,000 acres, more or less.


     Oil and Gas Lease bearing Serial Number OCS-G 24389, effective October 1, 2002, covering all of Galveston Block A-248, from the United States of America, as Lessor, to LLOG Exploration Offshore, Inc., as Lessee, containing approximately 5,760 acres, more or less.


     Oil and Gas Lease bearing Serial Number OCS-G 24874, effective July 1, 2003, covering all of South Marsh Island Block 111, from the United States of America, as Lessor, to LLOG Exploration Offshore, Inc., as Lessee, containing approximately 2,828.95 acres, more or less.


     Oil and Gas Lease bearing Serial Number OCS-G 27179, effective May 1, 2005, covering all of the North-Half of West Delta Block 67, from the United States of America, as Lessor, to LLOG Exploration Offshore, Inc., as Lessee, containing approximately 2,500 acres, more or less.


     Oil and Gas Lease bearing Serial Number OCS-G 27180, effective May 1, 2005, covering all of the North-Half of West Delta Block 68, from the United States of America, as Lessor, to LLOG Exploration Offshore, Inc., as Lessee, containing approximately 1,832.53 acres, more or less.

                                  EXHIBIT "A-1"
                                 --------------
                   Attached to and made a part of that certain
             Participation Agreement dated November 1, 2006, by and
                    between LLOG Exploration Offshore, Inc.,
                          Ridgewood Energy Corporation
--------------------------------------------------------------------------------


Description of Objective Depth:


Vermilion Block 344 - is an Ang. B amplitude supported objective at approximately 8,500' TVD and approximately 9,000' MD.


Ship Shoal Block 81 - is a Tex X 2, 3, and 4 Sand amplitude supported objective at approximately 9,500' TVD and will be drilled as a straight hole.


Galveston A-248 - is a Lower Lenticulina amplitude supported objective at approximately 7,500' TVD and will be drilled as a straight hole.


South Marsh Island Block 111 - is a Pleistocene amplitude supported objective at approximately 8,600' TVD and will be drilled as a straight hole.


West Delta Block 67 (N/2) - is an Upper Miocene (Cyclam. 3 and Cris K) objective at approximately 11,200' TVD and 13,140' MD. Contingent upon the results of the Initial Test Well to be drilled by LLOG on the adjacent West Delta Block 68 as set forth below, this Prospect may not be drilled.


West Delta Block 68 (N12) - is an Upper Miocene (Cyclam. 3 and Cris K) objective at approximately 13,250' TVD and 13,940' MD.

                                   Exhibit "B"
                                   -----------

     Attached to that certain Participation Agreement dated November 1, 2006 by and bewtween LLOG Exploration Offshore, Inc. and Ridgewood

                                       LLOG      NRI                      Other               Sunk
      Area/Block           LLOG WI   Net NRI   818ths     Bonus $      Land Costs      Land Costs (8/8THS)
  ------------------------------------------------------------------------------------------------------------

Galveston A-248                95%   77.27%    81.33%   $ 220,000.00   $ 144,000.00    $        364,000.00
Ship Shoal 81                 100%   83.33%    83.33%   $ 577,000.00   $  75,000.00    $        652,000.00
South Marsh Island 111        100%   81.33%    81.33%   $ 441,000.00   $ 106,580.00    $        547,580.00
Vermilion 344                  95%   77.27%    81.33%   $ 135,600.00   $  50,685.00    $        186,285.00
West Delta 67 (N/2)           100%   80.83%    80.83%   $ 305,000.00   $  25,000.00    $        330,000.00
West Delta 68 (N12)           100%   80.83%    80.83%   $ 610,000.00   $  18,330.00    $        628,330.00
                                                                                       $      2,708,195.00